UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Phipps, Charles H.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 1997
5. If Amendment, Date of Original (Month/Year)
   February 5, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |02/12/|C   | |10,877,505        |A  |           |11,081,830         |I     |By Sevin Rosen Fund IV L.P.|
                           |97    |    | |                  |   |           |                   |      | (1)                       |
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Common Stock               |02/12/|C   | |714,285           |A  |           |714,285            |I     |By Sevin Rosen Fund V L.P. |
                           |97    |    | |                  |   |           |                   |      |(1)                        |
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Common Stock               |02/07/|P   | |250               |A  |$23.00     |250                |I     |By Trustee (2)             |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/07/|P   | |250               |A  |$23.00     |250                |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/07/|P   | |250               |A  |$23.00     |250                |I     |By Wife (3)                |
                           |97    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Series A Convertible P|        |2/12/|C   | |1,148,789  |D  |(4)  |(4)  |Common Stock|5,743,9|       |-0-         |I  |By Sevin Ros|
referred Stock        |        |97   |    | |           |   |     |     |            |45     |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P. (1)     |
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Series B Convertible P|        |2/12/|C   | |740,998    |D  |(4)  |(4)  |Common Stock|3,704,9|       |-0-         |I  |By Sevin Ros|
referred Stock        |        |97   |    | |           |   |     |     |            |90     |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P.(1)      |
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Series C Convertible P|        |2/12/|C   | |285,714    |D  |(4)  |(4)  |Common Stock|1,428,5|       |-0-         |I  |By Sevin Ros|
referred Stock        |        |97   |    | |           |   |     |     |            |70     |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P.(1)      |
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Series C Convertible P|        |2/12/|C   | |142,857    |D  |(4)  |(4)  |Common Stock|714,285|       |-0-         |I  |By Sevin Ros|
referred Stock        |        |97   |    | |           |   |     |     |            |       |       |            |   |en Fund V L.|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |P.(1)       |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  The Reporting Person is a general partner of both SRB Associates IV L.P., the general partner of Sevin Rosen
Fund IV L.P. and SRB Associates V L.P., the general partner of Sevin Rosen Fund
V L.P.  The Reporting Person
disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate
partnership interest
therein.
(2)  The shares are held in a trust for the benefit of the Reporting Person's child.  The wife of the Reporting Person
is the trustee of such
trust.
(3)  The shares are owned by the wife of the Reporting
Person.
(4)  Upon the closing of the Issuer's initial public offering of its Common
Stock, each issued and outstanding share
of its convertible preferred stock automatically converted into five shares of
Common Stock.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, Attorney-in-Fact
DATE
October 7, 1997